Exhibit 99.1

FOR IMMEDIATE RELEASE

United Agri Products Announces Third Quarter 2003 Results

GREELEY, COLORADO, February 2, 2004 – On January 30, 2004, United Agri Products, Inc., the largest private distributor of agricultural and non-crop inputs in the United States and Canada, reported its financial results for the third quarter ended November 23, 2003. During the entire third quarter, United Agri Products was wholly-owned by ConAgra Foods, Inc. and was part of a group of entities that ConAgra historically operated as an integrated business referred to as the ConAgra Foods Agricultural Products Business. On November 24, 2003, an affiliate of Apollo Management, L.P., together with United Agri Products’ management team, successfully completed its acquisition of United Agri Products and the United States and Canadian agricultural inputs businesses within the ConAgra Foods Agricultural Products Business. The acquisition did not include a wholesale fertilizer business and other international crop distribution businesses.

The acquired businesses’ revenues for the third quarter reached $293.8 million, an increase of $15.8 million from the third quarter of the prior fiscal year. Net sales of crop protection chemicals increased to $176.9 million in the current period from $166.1 million in the previous period, due primarily to stronger sales of cotton defoliation products and increased fall herbicide applications. Net sales of fertilizer rose to $84.5 million in the current period from $74.7 million in the previous period, largely due to better pricing. Net sales of seed declined slightly to $15.3 million in the current period from $16.1 million. Net sales of other products declined to $17.2 million in the current period from $21.1 million in the previous period, primarily due to the divestiture of the company’s animal feed business in Montana.

The acquired businesses’ cost of goods sold for the third quarter was $269.6 million compared with $241.8 million in the previous period, resulting in a gross profit of $24.2 million in the current period compared with $36.2 million in the prior period, and a gross margin of 8.2% for the third quarter compared with 13.0% in the prior period. The decrease was due primarily to a decrease in chemical rebates due to changes in the company’s monthly rebate estimation process and lower fertilizer margins on a higher sales base. Selling, general and administrative expenses of the acquired businesses for the third quarter decreased to $55.4 million from $59.8 million in the prior period. SG&A expenses were 18.9% of net sales during the current period compared with 21.5% of net sales during the prior period. The dollar decline was due primarily to reduced location expenses associated with the closure of unprofitable locations and the consolidation of a formulation plant, offset by slightly lower recoveries of previously written off bad debts.

“Our third quarter results demonstrate our continued progress toward returning UAP to its historic profitability,” said Kenny Cordell, President and CEO of United Agri Products. “We are encouraged that the actions we have taken in the last two years to increase operating efficiency, cut expenses, and reduce working capital continue to reflect positively in our results,” Cordell added.

United Agri Products is the largest private distributor of agricultural and non-crop inputs in the United States and Canada. The company markets a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. In addition, as part of its product offering, United Agri Products provides a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The company maintains a comprehensive network of approximately 350 distribution and storage facilities and five formulation and blending plants, strategically located throughout the United States and Canada. Additional information about United Agri Products is available on the company’s website at www.uap.com. United Agri Products has furnished a report on its third quarter results to The Depository Trust Company and JPMorgan Chase Bank, as trustee under the indenture governing its senior notes. Copies of the report will be provided to noteholders upon written request to the trustee.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially from those set forth in the statements. The company can give no assurance that such expectations will prove to be correct. Factors that could cause the company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on January 5, 2004.

Contact: United	Agri Products, Inc.
Greeley,	CO
David	W. Bullock, (970) 356-4400

CONAGRA FOODS AGRICULTURAL PRODUCTS BUSINESS*

(a Division of ConAgra Foods, Inc.)

CONDENSED COMBINED STATEMENTS OF EARNINGS

dollars in thousands

unaudited

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 23, 2003	November 24, 2002	November 23, 2003	November 24, 2002
Net sales	$293,871	$313,765	$2,270,751	$2,389,574
Costs and expenses:
Cost of goods sold	269,671	274,944	1,978,918	2,095,245
Selling, general and administrative expenses	57,880	64,020	221,251	236,302
Third party interest expense	403	219	704	1,800
(Gain) loss on sale of assets	(11,357)	(33)	(10,522)	739
Corporate allocations:
Selling, general and administrative expenses	2,965	2,806	9,298	7,962
Finance charges	4,088	8,575	12,637	20,594

Income (loss) before income taxes	(29,779)	(36,766)	58,465	26,932
Income tax expense (benefit)	(11,301)	(14,211)	22,188	10,412

Net income (loss)	$(18,478)	$(22,555)	$36,277	$16,520

*	Represents results of operations for the periods prior to the consummation of the acquisition on November 24, 2003, and includes results of operations for businesses not acquired in the acquisition.